EXHIBIT 99.1

Hooker Furniture Reports 71% Higher Net Income for Fiscal 2013

MARTINSVILLE, Va., April 11, 2013 (GLOBE NEWSWIRE) -- Hooker Furniture (Nasdaq:HOFT) today reported consolidated net sales of $218.4 million and net income of $8.6 million, or $0.80 per share, for its fifty-three week fiscal year ended February 3, 2013.

For fiscal 2013, annual net income increased 70.6% on slightly lower annual net sales, which decreased by $4.1 million, or (1.9)%, compared to the prior year and earnings per share increased to $0.80 for fiscal 2013 compared to $0.47 for the prior year.

The Company's upholstery segment returned to operating profitability in fiscal 2013 after reporting operating losses since the fiscal 2009 second quarter and posted 10.4% and 3.6% net sales increases for the 2013 fiscal fourth quarter and fiscal year, respectively, compared to the same prior-year periods. As a result of lower discounting in the current year, the Company's casegoods segment reported a 12% increase in operating income despite a 5% sales decline compared to the fiscal 2012 year.

For the fiscal 2013 fourth quarter, consolidated net sales increased 9.7% to $59.6 million as compared to $54.4 million for the fiscal 2012 fourth quarter. Consolidated net income increased $3.1 million to $3.7 million, or $0.34 per share, for the fiscal 2013 fourth quarter. In the casegoods segment, higher revenues were driven by a better in-stock position. Upholstery sales improvements were driven by higher demand.

Improved consolidated profitability in both 2013 fiscal periods was primarily driven by higher average selling prices and lower sales discounting for both segments, and reduced upholstery segment manufacturing costs as a percentage of net sales.

"After some challenges at the beginning of the year, we finished the second half with considerable momentum," said Paul B. Toms Jr., chairman and chief executive officer. "By year end, we had solid performances by all of our operating units, healthy orders, good inventory availability, increased efficiencies and a strong product lineup."

"Our ability to increase consolidated operating profits, excluding fiscal 2012 asset impairment charges, more than 50% on a small revenue decrease affirms the strategic direction and investments we've made over the last several years as we have right-sized our business, achieved better inventory and vendor management and refreshed our product line," he said.

Toms added that "over the course of the year, the most significant positive impact on our consolidated results came from improved sales and operating income at our domestic upholstery units Bradington-Young and Sam Moore." Bradington-Young's Hickory, N.C.-based manufacturing operations ended the year with six consecutive months of operating profit on modest year-over-year sales increases. Sam Moore finished the year with an over 9% sales increase compared to the prior year.

Because the Company has adopted a fiscal year that ends on the Sunday closest to January 31st of each year, the 2013 fiscal year and the 2013 fiscal fourth quarter were one week longer than the comparable fiscal 2012 periods. Based on actual shipping days, consolidated net sales per day decreased 3.4% to $856,000 per day for the 2013 fiscal year as compared to $886,000 per day for the 2012 fiscal year. Based on fiscal fourth quarter actual shipping days, consolidated net sales for the 2013 fiscal fourth quarter increased 1.3% to $918,000 per day as compared to $906,000 per day for the 2012 fiscal fourth quarter.

"Directionally, we believe the quarter points to sustainable improvements in orders, shipments, inventory availability, manufacturing efficiency and retail business climate," Toms said.

The fiscal 2013 consolidated net sales decrease was primarily due to lower unit volume, particularly in our casegoods segment, partially offset by higher average selling prices in both segments. The fiscal 2013 casegoods unit sales decrease was driven by the result of out-of-stock positions during the first half of the fiscal 2013 fiscal year and lower levels of promotional discounting compared to fiscal 2012, which had increased prior-year unit volume but adversely impacted gross margins.

Upholstery segment net sales for the 2013 fiscal year increased 3.6% compared to last year, primarily due to increased average selling prices, partially offset by lower unit volume.

Consolidated net income was negatively impacted in both the fiscal 2012 fourth quarter and 2012 fiscal year by a $1.8 million pretax ($1.1 million after tax, or $0.10 per share) intangible asset impairment charge to write down the value of the Company's Bradington-Young trade name. Improved profitability in the current year was driven primarily by higher average selling prices and lower sales discounting for both segments and reduced upholstery segment manufacturing costs. These improvements were partially offset by modestly higher costs on some of our imported products.

Additional fiscal 2013 highlights (compared to fiscal 2012):

  Gross profit increased as a percentage of net sales to 24.1%, from 22%, primarily due to higher average selling prices, decreased casegoods and upholstery segment discounting and reduced upholstery segment manufacturing costs.
  Selling and administrative expenses decreased in absolute terms by 1.9%, or $769,000, to $39.6 million, but remained flat as a percentage of net sales at 18.1% in both fiscal periods.
  Operating income increased both as a percentage of net sales to 5.9%, from 3.0%, and in absolute terms by $6.3 million, or 93.9%, from $6.7 million to $12.9 million. Excluding the effects of intangible asset impairment charges recorded in the prior year, operating income increased $4.5 million, or 52.5%.
  Due primarily to higher pre-tax income, income tax expense increased $2.5 million, or 131.4%, to $4.4 million from $1.9 million. The Company's effective tax rate increased to 33.6% of pre-tax income from 27.2%, due to the smaller impact of favorable permanent differences on the higher pre-tax income.
  Net income increased both as a percentage of net sales to 4.0%, from 2.3%, and in absolute terms by $3.6 million, or 70.6%, to $8.6 million, or $0.80 per share, compared to $5.1 million, or $0.47 per share.

Additional fiscal 2013 fourth quarter highlights (compared to the fiscal 2012 fourth quarter):

  Gross profit increased as a percentage of net sales to 28.2%, from 23.8%, primarily due to higher average selling prices, lower than expected inflation on imported casegoods, which resulted in the reversal of previously accrued LIFO expense, decreased casegoods and upholstery segment discounting and reduced upholstery segment manufacturing costs.
  Selling and administrative expenses increased in absolute terms by 10.6%, or $1.1 million, to $11.5 million, and as a percentage of net sales to 19.3% from 19.1%.
  Operating income increased both as a percentage of net sales to 8.9%, from 1.3%, and in absolute terms by $4.6 million, or 631.4%, from $726,000 to $5.3 million.  Excluding the effects of intangible asset impairment charges recorded in the prior year, operating income increased $2.8 million, or 109.0%.
  Due primarily to higher pre-tax income, income tax expense increased $1.4 million to $1.6 million from $171,000. The Company's effective tax rate increased to 29.8% of pre-tax income from 21.4%.
  Net income increased both as a percentage of net sales to 6.2%, from 1.2%, and in absolute terms by $3.1 million to $3.7 million, or $0.34 per share, compared to $628,000, or $0.06 per share.

GAAP to Non-GAAP Operating Margin Reconciliation

For the 2013 fiscal year, operating income increased to 5.9% of net sales as compared to 3.8% of net sales in the comparable prior-year period, excluding asset impairment charges recorded in the fiscal 2012 fourth quarter. The following table reconciles operating income as a percentage of net sales ("operating margin") to operating margin excluding asset impairment charges as a percentage of net sales for each period:

	Fourteen		Thirteen		Fifty-three		Fifty-Two
	Weeks Ended		Weeks Ended		Weeks Ended		Weeks Ended
	February 3, 2013		January 29, 2012		February 3, 2013		January 29, 2012
		% Net		% Net		% Net		% Net
	$	Sales	$	Sales	$	Sales	$	Sales

Operating income, including fiscal 2012 asset impairment charges	$ 5,311	8.9%	$ 726	1.3%	$ 12,940	5.9%	$ 6,673	3.0%
Intangible asset impairment charges	--	--	1,815	3.3%	--	--	1,815	0.8%
Operating income, excluding fiscal 2012 asset impairment charges	$ 5,311	8.9%	$ 2,541	4.7%	$ 12,940	5.9%	$ 8,488	3.8%

Operating income and margin excluding the impact of 2012 asset impairment charges are "non-GAAP" financial measures. We provide this information because we believe it is useful to investors in evaluating our ongoing operations. These non-GAAP financial measures are intended to provide insight into our operating profit and margin, and should be evaluated in the context in which they are presented. These measures are not intended to reflect our overall financial results.

Cash, Inventory and Debt Levels

Cash and cash equivalents decreased $14.0 million to $26.3 million as of February 3, 2013, from $40.4 million on January 29, 2012, due primarily to a $15.7 million increase in inventories, which is the result of casegoods and imported upholstery restocking efforts, and a $2.5 increase in accounts receivable, due to higher sales. These increased balances were partially offset by a $2.4 increase in accounts payable, due to higher accrued import purchases at year-end. "The composition of our inventory is much improved. We are in stock on best sellers, and service and shipments to our customers have improved across the board," Toms said. "We expected cash to decrease as we improved our inventory position. However, we have been rebuilding cash over the last six to eight weeks and expect this trend will continue."

The Company had no long-term debt at February 3, 2013 and had $13.2 million available on its $15.0 million revolving credit facility, net of $1.8 million reserved for standby letters of credit.

Business Outlook

"We finished the year with two consecutive quarters of increased consolidated net sales and order rates compared to the same prior-year periods," Toms said. "With the improving economy and initial recovery of the housing market, we believe we're positioned to see continued improvement in orders, sales and profitability versus the prior year. We're encouraged by the sustained improvement in housing sales, new home construction, rising housing prices, reduced housing inventories, historically low mortgage rates and the best housing affordability in years. All of this bodes well for our industry."

Conference Call Details

Hooker Furniture will present its fiscal 2013 annual and fourth quarter results via teleconference and live internet web cast on Monday morning, April 15, 2013 at 9:00 AM Eastern Time. The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2011 shipments to U.S. retailers, Hooker Furniture Corporation is an 89-year old residential wood, metal and upholstered furniture resource. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand.. Hooker's residential upholstered seating companies include Hickory, N.C.-based Bradington-Young, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.bradington-young.com, and www.sammoore.com.

Certain statements made in this report, other than those based on historical facts, are forward-looking statements. These statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "intends," "plans," "may," "will," "should," "would," "could" or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Those risks and uncertainties include but are not limited to:  (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (3) disruptions affecting our Henry County, Virginia warehouses and corporate headquarters facilities; (4) price competition in the furniture industry; (5) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (6) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases, and the availability and terms of consumer credit; (7) risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; (8) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products; (9) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs and environmental compliance and remediation costs; (10) our ability to successfully implement our business plan to increase sales and improve financial performance; (11) the direct and indirect costs associated with the implementation of our Enterprise Resource Planning system, including costs resulting from unanticipated disruptions to our business; (12) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (13) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (14) capital requirements and costs; (15) competition from non-traditional outlets, such as catalog and internet retailers and home improvement centers; (16) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases and the availability of consumer credit; and (17) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products. Any forward looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Fourteen	Thirteen		Fifty-three	Fifty-two
	Weeks Ended	Weeks Ended		Weeks Ended	Weeks Ended
	February 3,	January 29,		February 3,	January 29,
	2013	2012		2013	2012

Net sales	$ 59,641	$ 54,358		$ 218,359	$ 222,505

Cost of sales	42,842	41,428		165,813	173,642

Gross profit	16,799	12,930		52,546	48,863

Selling and administrative expenses	11,488	10,389		39,606	40,375

Asset impairment charge	--	1,815	(a)	--	1,815	(a)

Operating income	5,311	726		12,940	6,673

Other (expense) income, net	(45)	74		53	272

Income before income taxes	5,266	800		12,993	6,945

Income tax expense	1,568	172		4,367	1,888

Net income	$ 3,698	$ 628		$ 8,626	$ 5,057

Earnings per share:
Basic	$ 0.34	$ 0.06		$ 0.80	$ 0.47
Diluted	$ 0.34	$ 0.06		$ 0.80	$ 0.47

Weighted average shares outstanding:
Basic	10,715	10,765		10,745	10,762
Diluted	10,742	10,786		10,775	10,790

(a) During the fiscal 2012 fourth quarter, the Company recorded asset impairment charges of $1.8 million pretax ($1.1 million after tax, or $0.10 per share) on its Bradington-Young trade name.

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Fourteen	Thirteen	Fifty-three	Fifty-two
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	February 3,	January 29,	February 3,	January 29,
	2013	2012	2013	2012

Net Income	$ 3,698	$ 628	$ 8,626	$ 5,057
Other comprehensive income (loss):
Amortization of actuarial gains	190	(558)	147	(803)
Income tax effect on amortization of actuarial gains	(69)	210	(53)	303
Adjustments to net periodic benefit cost	121	(348)	94	(500)

Comprehensive Income	$ 3,819	$ 280	$ 8,720	$ 4,557

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, including share data)

As of	February 3,	January 29,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$ 26,342	$ 40,355
Accounts receivable, less allowance for doubtful accounts of $1,249 and $1,632 on each date	28,272	25,807
Inventories	49,872	34,136
Prepaid expenses and other current assets	3,648	3,182
Deferred taxes-current	1,533	1,012
Total current assets	109,667	104,492
Property, plant and equipment, net	22,829	21,669
Intangible assets	1,257	1,257
Cash surrender value of life insurance policies	17,360	16,217
Deferred taxes-non current	4,458	5,050
Other assets	252	486
Total assets	$ 155,823	$ 149,171

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$ 11,620	$ 9,233
Accrued salaries, wages and benefits	3,316	3,855
Other accrued expenses	2,531	792
Accrued dividends	--	1,078
Total current liabilities	17,467	14,958
Deferred compensation	7,311	7,100
Total liabilities	24,778	22,058

Shareholders' equity
Common stock, no par value, 20,000 shares authorized, 10,746 and 10,782 shares issued and outstanding on each date	17,360	17,262
Retained earnings	113,483	109,742
Accumulated other comprehensive income	202	109
Total shareholders' equity	131,045	127,113
Total liabilities and shareholders' equity	$ 155,823	$ 149,171

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fifty-three Weeks Ended	Fifty-two Weeks Ended
	February 3,	January 29,
	2013	2012
Cash flows from operating activities
Cash received from customers	$ 215,982	$ 224,577
Cash paid to suppliers and employees	(216,379)	(190,365)
Income taxes paid, net	(2,901)	(1,987)
Interest (paid) received, net	(35)	51
Net cash (used in) / provided by operating activities	(3,333)	32,276

Cash flows from investing activities
Purchases of property, plant and equipment	(4,061)	(3,805)
Proceeds received on notes issued for the sale of property	37	35
Proceeds from the sale of property and equipment	303	125
Premiums paid on life insurance policies	(902)	(1,144)
Proceeds received on life insurance policies	--	560
Net cash used in investing activities	(4,623)	(4,229)

Cash flows from financing activities
Cash dividends paid	(5,386)	(4,315)
Purchase and retirement of common stock	(671)	--
Net cash used in financing activities	(6,057)	(4,315)

Net (decrease) / increase in cash and cash equivalents	(14,013)	23,732
Cash and cash equivalents at beginning of year	40,355	16,623
Cash and cash equivalents at end of year	$ 26,342	$ 40,355

Reconciliation of net income to net cash (used in) / provided by operating activities:
Net income	$ 8,626	$ 5,057
Depreciation and amortization	2,566	2,566
Non-cash restricted stock awards	465	(38)
Asset impairment charge	--	1,815
Loss on disposal of property	32	108
Provision for doubtful accounts	61	361
Deferred income tax	22	(36)
Gain on life insurance policies	(680)	(565)
Changes in assets and liabilities:
Accounts receivable	(2,526)	1,502
Inventories	(15,736)	23,302
Prepaid expenses and other assets	170	451
Trade accounts payable	2,387	(2,552)
Accrued salaries, wages and benefits	(539)	429
Accrued income taxes	1,444	(63)
Other accrued expenses (income)	295	(256)
Deferred compensation	80	195
Net cash (used in) /provided by operating activities	$ (3,333)	$ 32,276
CONTACT: Paul B. Toms Jr.
         Chairman and Chief Executive Officer
         Phone: (276) 632-2133, or
         Paul A. Huckfeldt, Vice President, Finance &
         Accounting & Chief Financial Officer
         Phone: (276) 632-3949, or
         Kim D. Shaver
         Vice President, Marketing Communications
         Phone: (336) 880-1230